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Exhibit 23.1



                 Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the use of our report dated August 29, 2000 on the financial statements of AtlanticPacific Communications, Inc. as of December 31, 1999 and 1998 included in the Form 8-K as filed by Eagle Wireless International, Inc.



McManus & Co., P.C.
Certified Public Accountants
Rockaway, New Jersey

August 2, 2001